Exhibit 10.6

Addendum #1 to the Settlement Agreement
Between ActiveCare, Inc. and Bluestone Advisors
Dated September 23, 2015

On this day of February 16, 2016, this Addendum#1 associated with the Settlement Agreement dated September 23, 2015 by and between ActiveCare, Inc. (Borrower) and Bluestone Advisors (Lender) is agreed to be altered in the following to points:

1)	Lender agrees to subordinate said debt to PFG;

2)
Lender will be able to convert such loan at $0.06 per common share, up to a maximum of 20 million common shares associated with such note.  Borrower will provide 10 business days' notice to Lender of intent to pay loan wherein Lender shall have the right to convert such payment to shares of common stock at such conversion as noted herein.

3)
Should the Borrower be unable to make agreed upon payment of such notes to Lender on January 1, 2017 because of PFG unwillingness, inability due to cash position, or unwillingness for reasons unknown at this time, then penalty shares shall be issued amounting to 4,477,780 within 10 business days after such time.

It is noted that the outstanding principal and interest of said notes associated with the Settlement Agreement dated September 23, 2015 as of this day of February 16, 2016 is $3,302,363.10.  Further, all covenants, collateral, provision, definitions, and in summary, all items contained within the agreements are unchanged and are in full force and effect with the exception of Paragraphs 1, 2 and 3 provided above in Addendum #1.

Borrower:                                                                      ACTIVECARE, INC.
A Delaware Corporation

By _______________________________
     James Dalton, CEO

The Lender:                                                                      Bluestone Advisors, LLC

By _______________________________
     Jeffrey Peterson, Manager